Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of August 26, 2008, by and among China Valves Technology, Inc. (f/k/a Intercontinental Resources, Inc.), a Nevada corporation, and all predecessors thereof (collectively, the “Company”), China Fluid Equipment Holdings Limited, a company incorporated under the laws of Hong Kong (“Hong Kong”), Henan Tonghai Fluid Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China (“WFOE”), and the investors listed on the Schedule of Investors attached hereto as Appendix A (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company entered into a Share Exchange Agreement, dated December 18, 2007 (the “Exchange Agreement”), with China Valve Holdings Limited, a company incorporated under the laws of Samoa (“Samoa”) and certain other parties named therein, pursuant to which the Company acquired all of the equity interest of Samoa, in exchange for 99.8% of the Common Stock (as defined below) on a fully diluted basis as of the time of the closing of the exchange under the Exchange Agreement (the “Exchange”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to exemptions from registration under the Securities Act (as defined below), the Company desires to issue and sell to each Investor, and each Investor, severally and not jointly, desires to purchase from the Company, shares of the Company’s Common Stock, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Definitions

.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” as to any Person, means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting such Person, any of such Person’s Subsidiaries or any of such Person’s or such Subsidiaries’ respective properties, before or by any Governmental Authority, arbitrator, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Available Undersubscription Amount” has the meaning set forth in Section 4.15.

“Basic Amount” has the meaning set forth in Section 4.15.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” has the meaning set forth in Section 4.1(c).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Article II.

“Closing Date” means the Business Day on which all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied, or such other date as the parties may agree.

"Closing Escrow Agreement" means the Closing Escrow Agreement, dated as of the date hereof, between the Company, the Investors and the escrow agent (the “Escrow Agent”) identified therein, in the form of Exhibit A hereto.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified or for which it may be exchanged as a class.

“Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Entities” means the Company, Samoa, Hong Kong, WFOE and all existing Subsidiaries of any such entities and any other entities which hereafter become Subsidiaries of any such entities.

“Company U.S. Counsel” means Thelen Reid Brown Raysman & Steiner LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Disclosure Materials” has the meaning set forth in Section 3.1(h).

“Effective Date” means the date that the Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Evaluation Date” has the meaning set forth in Section 3.1(s).

“Exchange” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Company Entities” means the Company, Hong Kong, WFOE and their respective Subsidiaries.  “Existing Company Entity” means any of the Company, Hong Kong, WFOE and any of their respective Subsidiaries.

“Form 8-K Disclosure” has the meaning set forth in Section 3.1(a).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental or administrative division, department, agency, commission, instrumentality, official, organization, unit, body or entity) and any court or other tribunal.

“Holdback Escrow Agreement” means the Holdback Escrow Agreement, dated as of the date hereof, by and among the Company, the Investors, and the Escrow Agent, in the form of Exhibit E hereto.

“Intellectual Property Rights” has the meaning set forth in Section 3.1(p).

“Intellectual Property Rights Licensing Agreements” has the meaning set forth in Section 3.1(p).

“Investment Amount” means, with respect to each Investor, the Investment Amount indicated on such Investor’s signature page to this Agreement, which is also reflected on the Schedule of Investors attached hereto as Appendix A.

“Investor Deliverables” has the meaning set forth in Section 2.2(b).

“Investor Party” has the meaning set forth in Section 4.7.

“Lead Investor Counsel” means Winston & Strawn LLP, with an office located at 200 Park Avenue, New York, NY 10166.

"Legal Requirement" shall mean any federal state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange upon which the Common Stock is then listed or traded).

Reference to any Legal Requirement  means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal, right of participation or other restrictions of any kind.

“Lockup Agreement” means the Lockup Agreement, dated as of the date hereof, by and between the Company and each person listed as a signatory thereto, in the form attached as Exhibit C hereto.

“Losses” has the meaning set forth in Section 4.7.

“Make Good Escrow Agreement” means the Make Good Escrow Agreement, dated as of the date hereof, among the Company, the escrow agent identified therein (the “Make Good Escrow Agent”), the Make Good Pledgor and the Investors, in the form of Exhibit D hereto, as may be amended from time to time pursuant to Section 6.4 of this Agreement.

“Make Good Pledgor” means Bin Li.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, properties, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material and adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document, or the Exchange Agreement.

“Money Laundering Laws” has the meaning set forth in Section 3.1(gg).

“Notice” has the meaning set forth in Section 4.12.

“Notice of Acceptance” has the meaning set forth in Section 4.15.

“Offer” has the meaning set forth in Section 4.15.

“Offer Notice” has the meaning set forth in Section 4.15.

“Offer Period” has the meaning set forth in Section 4.15.

“Offered Securities” has the meaning set forth in Section 4.15.

“OFAC” has the meaning set forth in Section 3.1(ee).

“Outside Date” means the thirtieth calendar day (if such calendar day is a Trading Day and if not, then the first Trading Day following such thirtieth calendar day) following the date of this Agreement.

“Per Share Purchase Price” equals $1.788.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PRC” means, for the purpose of this Agreement, the People’s Republic of China, not including Taiwan, Hong Kong and Macau.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the knowledge of the Company, threatened.

“Refused Securities” has the meaning set forth in Section 4.15.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Company and the Investors, in the form of Exhibit B hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investors of the Shares and the Warrant Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Securities” means the (i) Shares and (ii) 2008 Make Good Shares, 2009 Make Good Shares and 2010 Make Good Shares (each as defined in the Make Good Escrow Agreement).

“Securities Act” means the Securities Act of 1933, as amended.

“Share Delivery Date” has the meaning set forth in Section 4.1(c).

“Shares” means the shares of Common Stock being issued and sold to the Investors by the Company hereunder.

“Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

“Subsequent Placement” has the meaning set forth in Section 4.15.

“Subsequent Placement Agreement” has the meaning set forth in Section 4.15.

“Subsidiary” of the Company means any “subsidiary” as defined in Rule 1-02(x) of the Regulation S-X promulgated by the Commission under the Exchange Act of such Person.  Notwithstanding anything to the contrary set forth in any Transaction Document, WFOE and their respective subsidiaries are each considered a Subsidiary of the Company.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) or (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Closing Escrow Agreement, the Make Good Escrow Agreement, the Holdback Escrow Agreement, the Lockup Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means PacWest Transfer LLC, the current transfer agent of the Company with a mailing address of 2510 Pines Road North, Suite 206B, Spokane Valley, WA 99206 and a facsimile number of 509-926-2513, and any successor transfer agent of the Company.

“Trigger Date” has the meaning set forth in Section 4.15.

“Undersubscription Amount” has the meaning set forth in Section 4.15.

“WFOE” has the meaning set forth in the recitals to this Agreement.

“WFOE Founder” means Changsheng Zhou.

ARTICLE 2.

PURCHASE AND SALE

2.1. Closing

(a) .  Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the Shares representing such Investor’s Investment Amount, calculated as the quotient of such Investor’s Investment Amount divided by the Per Share Purchase Price.

The Closing shall take place at the offices of Lead Investor Counsel, on the Closing Date or at such other location or time as the parties may agree.

2.2. Closing Deliveries.  (a)  At the Closing, the Company shall deliver or cause to be delivered to each Investor the following (the “Company Deliverables”):

(i) a single certificate dated the Closing Date, representing that number of aggregate Shares to be issued and sold at Closing to each Investor, determined under Section 2.1, registered in the name of such Investor;

(ii) the legal opinion of Company U.S. Counsel, in agreed form, addressed to the Investors; and

(iii) the legal opinion of special PRC counsel to WFOE and the Company, in agreed form, addressed to the Investors.

(b) By the Closing, each Investor shall deliver or cause to be delivered the agreements specified in Section 5.2(d), each duly signed by such Investor (collectively, the “Investor Deliverables”).

(c) Within two Trading Days following the date of this Agreement, each Investor shall deliver to the Escrow Agent for deposit and disbursement in accordance with the Closing Escrow Agreement, its Investment Amount, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company.  The Company, Hong Kong and WFOE hereby jointly and severally make the following representations and warranties to each Investor:

(a) Subsidiaries.  None of the Existing Company Entities have any direct or indirect Subsidiaries other than as disclosed in the Company's Current Report on Form 8-K, filed with the Commission on August 6, 2008, as supplemented by and other SEC Report filed since the filing of the 8-K Disclosure (the "Form 8-K Disclosure"), as supplemented by any other SEC report filed since the filing of the 8-K Disclosure.  Except as disclosed in the Form 8-K Disclosure, (i) the Company owns, directly or indirectly, all of the capital stock of each other Existing Company Entity, and each other Existing Company Entity alone or together with other Existing Company Entities owns, directly or indirectly, all of the capital stock of its respective Subsidiaries, in each case free and clear of any and all Liens, and (ii) all the issued and outstanding shares of capital stock of each Existing Company Entity and each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b) Organization and Qualification.  Each of the Existing Company Entities is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its respective properties and assets and to carry on its respective business as currently conducted and as to be conducted as specified in the SEC Reports.  No Existing Company Entity is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each Existing Company Entity is duly qualified to conduct its respective businesses and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(c) Authorization; Enforcement.  Each Existing Company Entity which is or is to become party to any Transaction Document has the requisite corporate and other power and authority to enter into and to consummate the transactions contemplated by each such Transaction Document to which it is a party and otherwise to carry out its obligations thereunder.  The execution and delivery of the Transaction Documents, by each of the Existing Company Entities to be party thereto and the consummation by each of them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of such Existing Company Entity, and no further action is required by any of them in connection with such authorization.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company, each other Existing Company Entity required to execute the same and each Subsidiary (to the extent any of them is a party thereto) and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company, such Existing Company Entity and such Subsidiary, enforceable against the Company, the Existing Company Entity and the Subsidiary, as the case may be, each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d) No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, and each other Existing Company Entity (to the extent a party thereto) and the consummation by the Company and such other Existing Company Entities of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s, or such Existing Company Entity’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any of the debt of any Existing Company Entity's debt or otherwise) or other understanding to which any of the Existing Company Entities is a party or by which any property or asset of any of the Existing Company Entities is bound or affected, or (iii) result in a violation of any Legal Requirement, order, judgment, injunction, decree or other restriction of any United States, Hong Kong or PRC court or Governmental Body to which any of the Existing Company Entities are subject (including federal and state securities laws and regulations), or by which any property or asset of any of the Existing Company Entities are bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals.  None of the Existing Company Entities is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States, Hong Kong or PRC court or federal, state, local or other Governmental Body or other Person in connection with the execution, delivery and performance by the Company and each of the other Existing Company Entities to the extent it is a party thereto of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 4.5, (v) filings, consents and approvals required by the rules and regulations of the applicable Trading Market, (vi) those that have been made or obtained prior to the date of this Agreement, (vii) registrations, notices or filings required to be made in order to comply with the currency and exchange control requirements imposed by any Governmental Body or Legal Requirement in Hong Kong or the PRC, if any, and (vii) other post closing securities filings or notifications required to be made under federal or state securities laws.

(f) Issuance of the Securities.  The Shares have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.  The Company has reserved from its duly authorized capital stock the shares of Common Stock issuable pursuant to this Agreement in order to issue the Shares.

(g) Capitalization.  The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is specified in Schedule 3.1(g).  Except as specified in Schedule 3.1(g), no securities of any of the Existing Company Entities are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as specified in Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any of the Existing Company Entities is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.  The issue and sale of the Shares hereunder will not, immediately or with the passage of time, obligate the Company or any of the other Existing Company Entities to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company or of the other Existing Company Entities securities to adjust the exercise, conversion, exchange or reset price under such securities.  Except as set forth in Schedule 3.1(g), no Existing Company Entity has issued any capital stock in a private placement transaction, including, without limitation, in a transaction commonly referred to in the PRC as a “1 ½ transaction.”

(h) SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports), including, for this purpose, the Form 8-K Disclosure and all reports required to be filed by the Company since the filing of the 8-K Disclosure (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company and each Subsidiary included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Press Releases.  The press releases disseminated by the Company since the date of the Exchange, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

(j) Material Changes.  Except as specifically disclosed in the SEC Reports, since the date of the Exchange (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) none of the Existing Company Entities has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s or its Subsidiaries’ financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) none of the Existing Company Entities has altered its method of accounting or the identity of its auditors, (iv) none of the Existing Company Entities has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) none of the Existing Company Entities has issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.  The Company does not have pending before the Commission any request for confidential treatment of information.

(k) Litigation.  There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  None of the Existing Company Entities, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports.  There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving any of the Existing Company Entities or any of their respective current or former directors or officers (in his or her capacity as such).  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(l) Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of any of the Existing Company Entities.  Except as specified in Schedule 3.1(l), and except for employment agreements required by PRC law while such employee is in the active employ of the Company, none of the Existing Company Entities has any employment or labor contracts, agreements or other understandings with any Person.

(m) Indebtedness; Compliance.  Except as specified on Schedule 3.1(m), none of the Existing Company Entities is a party to any indenture, debt, capital lease obligations, mortgage, loan or credit agreement by which it or any of its properties is bound.  None of the Existing Company Entities (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by such Existing Company Entity under), nor has any of the Existing Company Entities received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  The Exchange Agreement complies with all Legal Requirements, rules and regulations of the United States and the PRC, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.  The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder that are applicable to it, except where such noncompliance could reasonably be expected to result in a Material Adverse Effect.

(n) Regulatory Permits.  The Existing Company Entities possess all certificates, authorizations and permits issued by the appropriate Governmental Bodies necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and none of the Existing Company Entities has received any notice of proceedings relating to the revocation or modification of any such permits.

(o) Title to Assets.  The Existing Company Entities have valid land use rights for all real property that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by such Existing Company Entity. Any real property and facilities held under lease by any of the Existing Company Entities are held by them under valid, subsisting and enforceable leases of which such Existing Company Entity is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(p) Patents and Trademarks.  The SEC Reports disclose all of the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that the Existing Company Entities own or have the rights to use (collectively, the “Intellectual Property Rights”).  The Intellectual Property Rights constitute all of the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary and material to the business of the Existing Company Entities in connection with their respective businesses as described in the SEC Reports. None of the Existing Company Entities has received a written notice that the Intellectual Property Rights used by any of them violates or infringes upon the rights of any Person.  Except as otherwise disclosed in the SEC Reports, to the knowledge of the Existing Company Entities, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  To the knowledge of the Existing Company Entities, no former or current employee, no former or current consultant, and no third-party joint developer of any of the Existing Company Entities has any Intellectual Property Rights that are necessary and material to the business of the Existing Company Entities made, developed, conceived, created or written by the aforesaid employee, consultant or third-party joint developer during the period of his or her retention by, or joint venture with, such Existing Company Entity which has been asserted against any of the Existing Company Entities. The Intellectual Property Rights and the owner thereof or agreement through which they are licensed to any of the Existing Company Entities are set forth in the SEC Reports.  The WFOE has entered into agreements by which it is granted irrevocable, exclusive, licenses on all Intellectual Property Rights that are necessary and material to its business if such Intellectual Property Rights were registered to or owned by any Person other than the WFOE or its predecessor.  Such agreements together with the licensing agreements disclosed in the SEC Reports are collectively the “Intellectual Property Rights Licensing Agreements.”  The Existing Company Entities will take such action as may be required, including making and maintaining the filings set forth in the SEC Reports and shall cause any such transfers of Intellectual Property Rights to the WFOE to be granted as is required in order for the WFOE to become and remain the registered owner (in its current name) of all such Intellectual Property Rights (including, without limitation, the entering into of any Intellectual Property Right Licensing Agreements as may be necessary and the filing and maintaining of any information with the relevant PRC Governmental Body which relate to the change of name for those Intellectual Property Rights currently in the name of the WFOE’s predecessor).

(q) Insurance.  Each of the Existing Company Entities is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses it is engaged and in the country in which the Existing Company Entities operate.

The Company has no reason to believe that it or any of the Existing Company Entities will not be able to renew its existing respective insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such other Existing Company Entity’s respective lines of business.

(r) Transactions With Affiliates and Employees; Customers.  Except as set forth in the SEC Reports, none of the officers, directors or 5% or more shareholders of any of the Existing Company Entities, and, to the knowledge of the Company, none of the employees of any of the Existing Company Entities, is presently a party to any transaction with any of the Existing Company Entities (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the knowledge of the Company, any entity in which any officer, director, or such employee or 5% or more shareholder has a substantial interest or is an officer, director, trustee or partner.  None of the Existing Company Entities owes any money or other compensation to any of their respective officers or directors or shareholders, except to extent of ordinary course compensation arrangements specified in Schedule 3.1(r).  No material customer of any of the Existing Company Entities has indicated their intention to diminish their relationship with such Existing Company Entity and none of the Existing Company Entities has any knowledge from which it could reasonably conclude that any such customer relationship may be adversely affected.

(s) Internal Accounting Controls.  The Existing Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company is establishing disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that material information relating to the Company and the Subsidiaries is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-B under the Exchange Act for the Company’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”).  The Company presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

(t) Solvency.  Based on the financial condition of the Company, including the Existing Company Entities, as of the Closing Date (and assuming that the Closing shall have occurred), (i) each Existing Company Entity’s fair saleable value of their respective assets exceeds the amount that will be required to be paid on or in respect of such Existing Company Entity’s existing debts and other liabilities (including known contingent liabilities) as they mature,

(ii) each Existing Company Entity’s assets do not constitute unreasonably small capital to carry on their respective business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by such Existing Company Entity, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of such Existing Company Entity, together with the proceeds such Existing Company Entities would receive, were they to liquidate all of their respective assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Existing Company Entities do not intend to incur debts beyond their respective ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(u) Certain Fees.  Except as described in Schedule 3.1(u), no brokerage or finder’s fees or commissions are or will be payable by any of the Existing Company Entities to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(v) Certain Registration Matters.  Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investors under the Transaction Documents.  The Company is eligible to register its Common Stock for resale by the Investors under Form S-1 promulgated under the Securities Act.  Except as specified in Schedule 3.1(v), none of the Existing Company Entities has granted or agreed to grant to any Person other than the Investors pursuant to the Registration Rights Agreement any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(w) Listing and Maintenance Requirements.  Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market on which the Common Stock is currently listed or quoted.  The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Investors the Securities as contemplated by the Transaction Documents.

(x) Investment Company.  The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y) Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, the Company’s issuance of the Shares and the Investors’ ownership of the Shares and the Make Good Pledgors pledge, and any delivery to the Investors, of 2008 Make Good Shares and 2009 Make Good Shares.

(z) No Additional Agreements.  None of the Existing Company Entities has any agreement or understanding with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(aa) Consultation with Auditors.  The Company has consulted its independent auditors concerning the accounting treatment of the transactions contemplated by the Transaction Documents, and in connection therewith has furnished such auditors complete copies of the Transaction Documents.

(bb) Make Good Shares.  Make Good Pledgor is the sole record and beneficial owner of the 2008 Make Good Shares, 2009 Make Good Shares and 2010 Make Good Shares, and to the best of the Existing Company Entities' knowledge, holds such 2008 Make Good Shares, 2009 Make Good Shares and 2010 Make Good Shares free and clear of all Liens.

(cc) Foreign Corrupt Practices Act.  None of the Existing Company Entities nor to the knowledge of the Company, any agent or other person acting on behalf of the Existing Company Entities, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Shares, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company, or any such Existing Company Entity (or made by any Person acting on their behalf of which the Company is aware) or any members of their respective management which is in violation of any Legal Requirement, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to the Existing Company Entities.

(dd) PFIC.  None of the Existing Company Entities is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(ee) OFAC. None of the Existing Company Entities nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any of the Existing Company Entities, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ff) Money Laundering Laws. The operations of each of the Existing Company Entities are and have been conducted at all times in compliance with the money laundering Legal Requirements of all applicable Governmental Bodies and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Body or any arbitrator involving any Existing Company Entities with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(gg) Other Representations and Warranties Relating to WFOE.

(i) All material consents, approvals, authorizations or licenses requisite under PRC Legal Requirements for the due and proper establishment and operation of WFOE have been duly obtained from the relevant PRC Governmental Bodies and are in full force and effect.

(ii) All filings and registrations with the PRC Governmental Bodies required in respect of WFOE and its capital structure and operations including, without limitation, the registration with the Ministry of Commerce, the China Securities Regulatory Commission, the State Administration of Industry and Commerce and or their respective local divisions, the State Administration of Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC Legal Requirements, except where, the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) WFOE has complied with all relevant PRC Legal Requirements regarding the contribution and payment of its registered capital, the payment schedule of which has been approved by the relevant PRC Governmental Bodies.  There are no outstanding commitments made by the Company or any Subsidiary (or any of their shareholders) to sell any equity interest in WFOE.

(iv) WFOE has not received any letter or notice from any relevant PRC Governmental Body notifying it of revocation of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Body for non-compliance with the terms thereof or with applicable PRC Legal Requirements, or the lack of compliance or remedial actions in respect of the activities carried out by WFOE, except such revocation as does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(v) WFOE has conducted its business activities within the permitted scope of business or has otherwise operated its business in compliance with all relevant Legal Requirements and with all requisite licenses and approvals granted by competent PRC Governmental Bodies other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect.  As to licenses, approvals and government grants and concessions requisite or material for the conduct of any material part of WFOE’s business which is subject to periodic renewal, the Company has no knowledge of any reasons related to the WFOE for which such requisite renewals will not be granted by the relevant PRC Governmental Bodies. WFOE does not need to be duly qualified as a foreign corporation for the transaction of business under the laws of any jurisdiction in which it is not now so qualified.

(vi) With regard to employment and staff or labor, WFOE has complied with all applicable PRC Legal Requirements in all material respects, including without limitation, those pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(hh) Accountants.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants formerly or presently employed by the Company.

(ii) Disclosure.  Neither any Company Entity nor any Person acting on its behalf has provided any Investor or its respective agents or counsel with any information that such Company Entity believes constitutes material, non-public information concerning the Company, the Subsidiaries or their respective businesses, except insofar as the existence and terms of the proposed transactions contemplated hereunder may constitute such information. The Company understands and confirms that the Investors will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.  All disclosure provided to the Investors regarding the Company Entities and their respective businesses and the transactions contemplated hereby, furnished by or on behalf of the Company Entities (including their respective representations and warranties set forth in this Agreement and the disclosure set forth in any diligence report or business plan provided by any Company Entity or any Person acting on such Company Entity’s behalf) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.2. Representations and Warranties of the Investors.  Each Investor hereby, for itself and for no other Investor, represents and warrants to the Company as follows:

(a) Organization; Authority.  Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party or a signatory and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Investor.

Each Transaction Document executed by such Investor has been duly executed by such Investor, and when delivered by such Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) No Conflicts. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Investor is a party and the consummation by the Investor of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of the Investor’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Investor is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which the Investor is a party or to purchase the Shares in accordance with the terms hereof, provided, that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(c) Investment Intent.  Such Investor is acquiring the Securities issuable to it under the Transaction Documents as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.  Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time.  Such Investor is acquiring the Securities hereunder in the ordinary course of its business. Such Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(d) Investor Status.  At the time such Investor was offered the Securities, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  Such Investor is not a registered broker-dealer under Section 15 of the Exchange Act.  Such Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities.  Such Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

(e) General Solicitation.  Such Investor is not purchasing the Securities as a result of any advertisement, article, notice, meeting, or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Access to Information.  Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Existing Company Entities’ representations and warranties contained in the Transaction Documents.

(g) Certain Trading Activities.  Such Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the earlier to occur of (1) the time that such Investor was first contacted by the Company or any placement agent acting on behalf of the Company regarding an investment in the Company and (2) the 30th day prior to the date of this Agreement.  Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

(h) Independent Investment Decision.  Such Investor has independently evaluated the merits of its decision to purchase the Securities pursuant to the Transaction Documents, and such Investor confirms that it has not relied on the advice of any other Investor’s or the Company's business and/or legal counsel in making such decision.  Such Investor has not relied on the business or legal advice of any placement agent for the Company or any of its agents, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to such Investor in connection with the transactions contemplated by the Transaction Documents.

(i) Rule 144.  Such Investor understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available.  Such Investor acknowledges that it is familiar with Rule 144 and that such Investor has been advised that Rule 144 permits resales only under certain circumstances.  Such Investor understands that to the extent that Rule 144 is not available, such Investor will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(j) General.  Such Investor understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Securities.  Such Investor understands that no United States federal or state agency or any Governmental Body has passed upon or made any recommendation or endorsement of the Securities.

The Existing Company Entities acknowledge and agree that no Investor has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE 4.

OTHER AGREEMENTS OF THE PARTIES

4.1. Transferability; Certificate.  (a)

Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of an Investor or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b) Certificates evidencing Securities (as defined in Section 4.1(c)) will contain the following legend, until such time as they are not required under Section 4.1(c):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that an Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Investor may transfer pledged or secured Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor transferee of the pledge.  No notice shall be required of such pledge.  At the appropriate Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer thereof including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.  Except as otherwise provided in Section 4.1(c), any Securities subject to a pledge or security interest as contemplated by this Section 4.1(b) shall continue to bear the legend set forth in this Section 4.1(b) and be subject to the restrictions on transfer set forth in Section 4.1(a).

(c) Certificates evidencing Shares, 2008 Make Good Shares, 2009 Make Good Shares and 2010 Make Good Shares, if ever 2008 Make Good Shares, 2009 Make Good Shares, or 2010 Make Good Shares are due to be delivered pursuant to the Transaction Documents shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) while a registration statement (including the Registration Statement) covering such Securities is then effective, or (ii) following a sale or transfer of such Securities pursuant to Rule 144 (assuming the transferee is not an Affiliate of the Company), or (iii) while such Securities are eligible for sale by the selling Investor without volume restrictions under Rule 144.  The Company agrees that following the Effective Date or such other time as legends are no longer required to be set forth on certificates representing Securities under this Section 4.1(c), it will, no longer than three Trading Days following the delivery by an Investor to the Company or the Transfer Agent of a certificate representing such Securities containing a restrictive legend, deliver or instruct the Transfer Agent to deliver to such Investor, Securities which are free of all restrictive and other legends.  If the Company is then eligible, certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to an Investor by crediting the prime brokerage account of such Investor with the Depository Trust Company System as directed by such Investor.  If an Investor shall make a sale or transfer of Securities either (x) pursuant to Rule 144 or (y) pursuant to a registration statement and in each case shall have delivered to the Company or the Company’s transfer agent the certificate representing the applicable Securities containing a restrictive legend which are the subject of such sale or transfer and a representation letter in customary form (the date of such sale or transfer and Securities delivery being the “Share Delivery Date”) and (1) the Company shall fail to deliver or cause to be delivered to such Investor a certificate representing such Securities that is free from all restrictive or other legends by the third Trading Day following the Share Delivery Date and (2) following such third Trading Day after the Share Delivery Date and prior to the time such Securities are received free from restrictive legends, the Investor, or any third party on behalf of such Investor, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Securities (a “Buy-In”), then, in addition to any other rights available to the Investor under the Transaction Documents and Legal Requirements, the Company shall pay in cash to the Investor (for costs incurred either directly by such Investor or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceed the proceeds received by such Investor as a result of the sale to which such Buy-In relates.

The Investor shall provide the Company written notice indicating the amounts payable to the Investor in respect of the Buy-In.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

4.2. Furnishing of Information.  As long as any Investor owns any Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as any Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Securities under Rule 144.  The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3. Integration.  The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market in a manner that would require stockholder approval of the sale of the Securities to the Investors.

4.4. Subsequent Registrations.  The Company may not file any registration statement (other than on Form S-8)  with the Commission with respect to any securities of the Company prior to the time that all Securities are registered pursuant to one or more effective Registration Statement(s), and the prospectuses forming a portion of such Registration Statement(s) is available for the resale of all Securities.

4.5. Securities Laws Disclosure; Publicity.  By (i) 9:30 a.m. (New York time) on the Trading Day following the Closing Date, the Company shall issue a press release, disclosing the transactions contemplated by the Transaction Documents (including, without limitation, details with respect to the make good provision and thresholds (i.e. Earnings Per Share and After Tax Net Income) contained in the Make Good Escrow Agreement as well as projected revenue estimates for the Company for each of the fiscal years ending December 31, 2008, December 31, 2009 and December 31, 2010) and the Closing and by (ii) 5:30 p.m. (New York time) on the Trading Day following the Closing Date, the Company will file a Current Report on Form 8-K, disclosing the material terms of the Transaction Documents, including details with respect to the make good provision and thresholds (i.e. Earnings Per Share and After Tax Net Income) contained in the Make Good Escrow Agreement (and attach as exhibits thereto all existing Transaction Documents) and the Closing.

The Company covenants that following such disclosure, the Investors shall no longer be in possession of any material, non-public information with respect to any of the Existing Company Entities.  In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the Commission (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the Exchange Act) or any regulatory agency or Trading Market, without the prior written consent of such Investor, except to the extent such disclosure is required by law or Trading Market regulations.

4.6. Limitation on Issuance of Future Priced Securities.  During the twelve months following the Closing Date, the Company shall not issue any “Future Priced Securities” as such term is described by NASD IM-4350-1.

4.7. Indemnification of Investors

(a) .  In addition to the indemnity provided in the Registration Rights Agreement, the Company Entities will jointly and severally indemnify and hold the Investors and their directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation in respect thereof (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by any of the Company Entities in any Transaction Document.  In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.  Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 4.7 shall be the same as those set forth in Section 5 of the Registration Rights Agreement.

4.8. Non-Public Information.  The Company covenants and agrees that neither it, any Company Entity nor any other Person acting on its or their behalf will provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.9. Listing of Shares.  The Company agrees, (i) if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Shares, and will take such other action as is necessary or desirable to cause the Shares to be listed on such other Trading Market as promptly as possible, and (ii) the Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.10. Use of Proceeds.  The Company will use the net proceeds from the sale of the Securities hereunder for working capital purposes and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables and accrued expenses in the ordinary course of the Company’s business and consistent with prior practices), or to redeem any Common Stock or Common Stock Equivalents or engage in any related party transaction.

4.11. Make Good.  The Company covenants to enter into the Make Good Escrow Agreement, in the form of Exhibit D hereto.

4.12. The Trademarks of the WFOE.  For any trademarks that are owned in the name of any predecessor of the WFOE, the WFOE shall complete the change of the registered owner from that of the WFOE’s predecessor to the WFOE’s current name, address and other related updates which is required by PRC State Administration of Industry and Commerce within 18 months of the Closing Date (the “Compliance Period”) as evidenced by a written notice or document evidencing the completion of the change of registered owner information (the “Notice”) from the PRC State Administration of Industry and Commerce (the date which is 18 months following the Closing Date, the “Compliance Notice Date”).  A copy of the Notice shall be promptly provided to the Investors.   If for any reason or for no reason whatsoever, the WFOE does not receive the Notice and provide such evidence to the Investors within the Compliance Period with respect to any trademark that is necessary and material for the business of the WFOE, then on the Compliance Notice Date and on each monthly anniversary thereof (until the WFOE provides a copy of the Notice to the Investors) the Company shall pay to each Investor via wire transfer an amount in immediately available funds, as partial liquidated damages and not as a penalty, equal to 1.0% of the aggregate Investment Amount paid by such Investor for Shares pursuant to this Agreement.  The partial liquidated damages pursuant to the terms of this Section 4.12 shall be independent of any other damages payable under this Agreement or any other Transaction Document.

4.13. Further Assurances.  The Company will, and will cause all of the Company Entities and their management to, use their best efforts to satisfy all of the closing conditions under Section 5.1, and will not take any action which could frustrate or delay the satisfaction of such conditions.  In addition, either prior to or following the Closing, the WFOE Founder and each Company Entity signatory hereto will, and will cause each other Company Entity and its management to, perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.14. Closing Escrow Holdback.  The Company and Investors agree that, from the aggregate Investment Amounts to be delivered into escrow pursuant to the Closing Escrow Agreement, at the Closing $3,150,000 (“Total Holdback Amount”) shall be deposited into escrow and administered in accordance with the Holdback Escrow Agreement in order to incentivize the Company to satisfy the following conditions:

(a) Independent Board of Directors.  The Company covenants and agrees that no later than ninety (90) days following the Closing Date, the Board of Directors of the Company shall be comprised of a minimum of five members (at least two of whom shall be fluent English speakers who possess experience such that he or she can fulfill its fiduciary obligations and other responsibilities as a director of a United States publicly listed company incorporated in the United States), a majority of which shall be “independent directors” as such term is defined in NASDAQ Marketplace Rule 4200(a)(15) and a meeting of such full Board of Directors shall be convened within such ninety (90) days following the Closing Date.  The Board of Directors shall appoint Board committees, which shall include, but not be limited to, an Audit Committee, Nominating Committee and Compensation Committee.  The chairperson of such Audit Committee shall be acceptable to the Investors.  The Company agrees that $1,500,000 (the “Board Holdback Escrow Amount”) of the Total Holdback Amount delivered to the Escrow Agent pursuant to the Closing Escrow Agreement shall remain in escrow post Closing pursuant to and subject to the provisions of the Holdback Escrow Agreement until such time as the Company complies with the conditions precedent to its release in accordance with the Holdback Escrow Agreement.

(b) Chief Financial Officer.  The Company covenants and agrees that no later than ninety (90) days following the Closing Date, the Company will hire a full-time chief financial officer who has experience as the chief financial officer of a United States public reporting company and who is (i) a certified public accountant, (ii) fluent in English, (iii) an expert in (x) GAAP and (y) auditing procedures and compliance for United States public companies, and (iv) approved by a majority-in-interest of the Investors (such a chief financial officer being referred to as a “Qualified CFO”).  The Company shall enter into an employment agreement with the Qualified CFO for a term of no less than two years.  Should the Qualified CFO be dismissed at any time prior to the later to occur of the second anniversary of (x) his or her employment agreement or (y) the Closing Date, then the Company shall replace the Qualified CFO with a chief financial officer who fits the criteria set forth herein as soon as practicable.  By 9:00 a.m. (New York time) on the second Trading Day following the hiring of such Qualified CFO, the Company will file a Current Report on Form 8-K disclosing the information required by Item 5.02 of Form 8-K.  Subject to the provisions of this Section 4.14(b), the Company agrees that $1,500,000 (the “CFO Holdback Escrow Amount”) of the Total Holdback Amount delivered to the Escrow Agent pursuant to the Closing Escrow Agreement shall remain in escrow post Closing pursuant to and subject to the provisions of the Holdback Escrow Agreement until such time as the Company complies with the conditions precedent to its release in accordance with the Holdback Escrow Agreement.

(c) Investor Relations Firm.  The Company covenants and agrees that no later than thirty (30) days following the Closing Date, the Company shall have hired CCG Elite as its investor relations firm.  Subject to the provisions of this Section 4.14(c), the Company and the Investors agree that $150,000 (the “IR Holdback Amount”) of the Total Holdback Amount delivered to the Escrow Agent pursuant to the Closing Escrow Agreement shall be released from escrow in such amounts as are required for the Company to pay such investor relations firm, subject to the provisions of the Holdback Escrow Agreement, it being understood that such IR Holdback Amount will be used by the Company to pay such firm.

(d) Liquidated Damages for Failure to Appoint Independent Board and Qualified CFO.  The Holdback Escrow Agreement provides for specified partial liquidated damages (which the parties agree are not a penalty) should the Company fail for any or no reason to timely satisfy its obligations under Sections 4.14(a) or 4.14(b).

If any term or provision of this Section 4.14 as to the Board Holdback Escrow Amount or CFO Holdback Escrow Amount and/or partial liquidated damages is in contradiction of or conflicts with any term or provision of the Holdback Escrow Agreement relating thereto, the terms of the Holdback Escrow Agreement shall control.

4.15. Right of First Refusal.

(a) From the date hereof until the one (1) year anniversary of the Effective Date (plus one additional day for each Trading Day following the Effective Date of any Registration Statement during which either (1) the Registration Statement is not effective or (2) the prospectus forming a portion of the Registration Statement is not available for the resale of all Registrable Securities (as defined in the Registration Rights Agreement) required to be covered thereby) (the “Trigger Date”), the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including, without limitation, any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) unless the Company shall have first complied with this Section 4.15.  If the Company desires to engage in a Subsequent Placement it shall deliver to each of the Investors a written notice to such effect specifying the general terms of the offering the Company desires to make (including, without limitation, all information relating to price, structure and amount of such offering) and for a period of at least twenty Business Days after the giving of such notice the Company agrees to negotiate in good faith with any Investors responding to such notice the terms of a sale of the Company’s securities to such responding Investors.

(b) In the event that the Company shall receive an offer regarding the purchase of the Company’s securities or a Subsequent Placement contemplated in the last sentence of Section 4.15(a) shall not have closed by the 45th Business Day following the delivery to the Investors of the written notice for such Subsequent Placement, and in either event prior to any Subsequent Placement, the Company shall deliver to each Investor hereunder a written notice (the ”Offer Notice”) of any proposed or intended issuance or sale or exchange (the ”Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (v) identify and describe the Offered Securities, (w) include the final form of documents and agreements governing the Subsequent Placement, (x) specify the price and other terms upon which the Offered Securities are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Investors all of the Offered Securities, allocated among such Investors (the “Basic Amount”), and (b) with respect to each Investor that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Investors as such Investor shall indicate it will purchase or acquire should the other Investors subscribe for less than their Basic Amounts (the “Undersubscription Amount”), which process shall be repeated until the Investors shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(c) To accept an Offer, in whole or in part, such Investor must deliver a written notice to the Company prior to the end of the fifth Business Day after such Investor’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Investor’s Basic Amount that such Investor elects to purchase and, if such Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Investor elects to purchase (in either case, the “Notice of Acceptance”).  If the Basic Amounts subscribed for by all Investors are less than the total of all of the Basic Amounts, then each Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Investor bears to the total Basic Amounts of all Investors that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

(d) The Company shall have twenty Business Days from the expiration of the Offer Period above to (i) offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Investors (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) to publicly announce (a) the execution of such Subsequent Placement Agreement (as defined below), and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the Commission on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.  If no disclosure has been made by the Company by the end of the twenty Business Day period referred to in this subsection (d), the Subsequent Placement shall be deemed to have been abandoned and the Investors shall no longer be deemed to be in possession of any non-public information with respect to the Company.

(e) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in this Section 4.15), then each Investor may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Investor elected to purchase pursuant to Section 4.15(c) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Investors pursuant to Section 4.15(c) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities.  In the event that any Investor so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Investors in accordance with Section 4.15(b) above.

(f) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Investors shall acquire from the Company, and the Company shall issue to the Investors, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.15(e) above if the Investors have so elected, upon the terms and conditions specified in the Offer.  The purchase by the Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Investors and their respective counsel (such agreement, the “Subsequent Placement Agreement”).

(g) Any Offered Securities not acquired by the Investors or other persons in accordance with Section 4.15(f) above may not be issued, sold or exchanged until they are again offered to the Investors under the procedures specified in this Agreement.

(h) In exchange for the Company’s willingness to agree to these procedures, each Investor hereby irrevocably agrees that it will hold in strict confidence any and all Offer Notices, the information contained therein, and the fact that the Company is contemplating a Subsequent Placement, until such time as the Company is obligated to make the disclosures required by Section 4.15(d), or unless it notifies the Company in writing that it no longer desires to receive Offer Notices.

(i)           The rights contained in this Section shall not apply to the issuance and sale by the Company of

(a) shares of Common Stock or Common Stock Equivalents to employees, officers, or directors of the Company, as compensation for their services to the Company or any of its direct or indirect Subsidiaries pursuant to arrangements approved by the Board of Directors of the Company,

(b) shares of Common Stock or Common Stock Equivalents issued as consideration for the acquisition of another company or business in which the shareholders of the Company do not have an ownership interest, and where the primary purpose is not to raise capital for the Company or any Subsidiary, which acquisition has been approved by the Board of Directors of the Company, or

(c) up to an aggregate of $250,000 worth of shares of Common Stock or Common Stock Equivalents issued to non-Affiliates in connection with services rendered to the Company pursuant to arrangements approved by the Board of Directors of the Company.

4.16. Professionals.  The Company covenants and agrees that no later than thirty (30) days following the Closing Date, the Company shall have hired (i) CCG Elite as the Company's investor relations firm, (ii) any of Moore Stephens International, Horwath International, BDO Seidman, LLP, or Weinberg & Company as the Company's independent public auditors and (iii) an external accounting or audit preparation service to facilitate the filing of the Company's Exchange Act reports until such time as a Qualified CFO and finance staff has been hired.  During the three year period following the Closing Date, should the Company subsequently change independent public auditors, the Company's new independent public auditor shall be chosen from the list set forth in clause (ii) of this Section.

4.17. Reverse Split.  The Company shall effect a 1 for 2 reverse split of its Common Stock within ninety (90) days following the Closing Date, provided, however, that if the SEC comments on the information statement that is filed in connection with such reverse split, then the Company shall have one hundred thirty five (135) days to effectuate the reverse split.

4.18. Real Estate.  The Company will acquire the land and buildings located at No. 93, Xinsong Road, Kaifeng (covering 256,921.09 square meters) no later than ten months following the date of this Agreement for a purchase price not to exceed 5,500,000 shares of Common Stock.  The Company and the Chairman will use their reasonable best efforts to promptly comply with this Section.

4.19. Liquidated Damages for Governmental Rescission of Restructuring Transaction.  If any Governmental Body in the PRC challenges or otherwise takes any action that adversely affects the transactions contemplated by the Exchange Agreement or the Form 8-K Disclosure, and the Company cannot undo such governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the Investors within sixty (60) days of the occurrence of such governmental action, then, upon written demand from an Investor, the Company shall promptly, and in any event within thirty (30) days from the date of such written demand, pay to that Investor, as liquidated damages, an amount equal to that Investor’s entire Investment Amount with interest thereon from the Closing Date until the date paid at the rate of 18% per annum (the liquidated damages payable under this Section 4.19 shall be independent of any other damages payable under this Agreement or any other Transaction Document).  As a condition to the receipt of such payment, the Investor shall return to the Company for cancellation the certificates evidencing the Shares acquired by the Investor under the Agreement.

4.20. Further Assurances.  The Company will, and will cause all of the Company Entities and their management to, use their best efforts to satisfy all of the closing conditions under Section 5.1, and will not take any action which could frustrate or delay the satisfaction of such conditions.  In addition, either prior to or following the Closing, the WFOE Founder and each Company Entity signatory hereto will, and will cause each other Company Entity and its management to, perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 5.

CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions Precedent to the Obligations of the Investors to Purchase Securities.  The obligation of each Investor to acquire Securities at the Closing is subject to the satisfaction or waiver by such Investor, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Existing Company Entities contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b) Performance.  The Existing Company Entities and the Make Good Pledgor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) Adverse Changes.  Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect or a material adverse change with respect to the Company or the Subsidiaries;

(e) WFOE Intellectual Property Rights. The WFOE shall provide to the Investors evidence acceptable to the Investors that all Intellectual Property Rights are either (i) validly owned by the WFOE, or (ii) (a) if owned by any Person other than the WFOE or its predecessor, subject to valid and binding Intellectual Property Right Licensing Agreements which may not be terminated for any reason until any such Intellectual Property Right covered thereby is validly owned by the WFOE, or (b) if owned by the predecessor of the WFOE, the application for the change of the registered owner information from that of the WFOE’s predecessor to the WFOE’s current name, address and other related updates which is or may be required by relevant PRC authorities in charge of such Intellectual Property is submitted by the WFOE to the relevant PRC authority on or before the Closing;

(f) Legal Opinions.  The Company shall have delivered to the Investors, and the Investors shall be able to rely upon, the legal opinions that the Company shall have received from its US Company Counsel and PRC counsel (which, among other things, shall confirm the legality under applicable PRC Legal Requirements of the restructuring effected with Samoa in connection with the Exchange);

(g) Company Agreements.  The Company shall have delivered:

(i) This Agreement, duly executed by the Company, Hong Kong, WFOE and the Make Good Pledgors;

(ii) The Closing Escrow Agreement, duly executed by the Company and the Escrow Agent;

(iii) The Make Good Escrow Agreement, duly executed by all parties thereto (other than the Investors);

(iv) The Holdback Escrow Agreement, duly executed by all parties thereto (other than the Investors);

(v) The Registration Rights Agreement, duly executed by the Company;

(vi) Lockup Agreements, duly executed by the Company and each officer of the Company and each member of the Board of Directors of the Company;

(h) Company Deliverables.  The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a); and

(i) Termination.  This Agreement shall not have been terminated as to such Investor in accordance with Section 6.5.

5.2. Conditions Precedent to the Obligations of the Company to Sell Securities .  The obligation of the Company to sell Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of each Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b) Performance.  Each Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Investor at or prior to the Closing;

(c) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d) Investor Deliverables.  Each Investor shall have delivered the Registration Rights Agreement, the Closing Escrow Agreement and the Make Good Escrow Agreement, each duly executed by such Investor and a completed Selling Holder Questionnaire (as defined in the Registration Rights Agreement); and

(e)           Termination.  This Agreement shall not have been terminated as to such Investor in accordance with Section 6.5.

ARTICLE 6.

MISCELLANEOUS

6.1. Fees and Expenses.  At the Closing, the Company shall reimburse Pinnacle upon presentation to the Company of a summary invoice therefor which is addressed to Pinnacle by its counsel, $100,000.00 for Pinnacle’s legal fees in connection with the transactions contemplated by the Transaction Documents (Pinnacle may deduct such amount from the Investment Amount deliverable to the Company at Closing), it being understood that Winston & Strawn LLP has only rendered legal advice to Pinnacle, and not to the Company or any other Investor in connection with the transactions contemplated hereby, and that each of the Company and the other Investors has relied for such matters on the advice of its own respective counsel.  In addition, the Company shall at the Closing pay to Pinnacle, upon presentation to the Company of reasonable documentation therefor, not more than $10,000.00 to reimburse Pinnacle for its out-of-pocket due diligence expenses in connection with the transactions contemplated by the Transaction Documents.

Except as specified in the immediately preceding two sentences, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.  The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.  In the event that any waivers or amendments are required with respect to any Transaction Document or the transactions contemplated thereby, the Company covenants to reimburse Pinnacle for reasonable legal expenses incurred in connection therewith.

6.2. Entire Agreement.  The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3. Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via (i) facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section or (ii) electronic mail (i.e., Email) prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via (i) facsimile at the facsimile number specified in this Section or (ii) electronic mail (i.e., Email) on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, or (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given, if sent by any means other than facsimile or Email transmission.  The address for such notices and communications shall be as follows:

If to the Company:	China Valves Technology, Inc. No.93 West Xinsong Road Kaifeng City, Henan Province, Peoples Republic of China Facsimile: 86-378-292-4630 Attn.: President

With a copy to:	Thelen Reid Brown Raysman & Steiner LLP 701 8th Street NW Washington, D.C. 20001 Facsimile: (202) 654-1804 Attn.: Louis A. Bevilacqua, Esq.

If to an Investor:	To the address set forth under such Investor’s name on the signature pages hereof;

With a copy to:	Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Facsimile: (212) 294-4700 Attn.: Eric L. Cohen, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4. Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Investors holding a majority of the Shares at the time of the waiver or amendment.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Investors who then hold Shares.

6.5. Termination.  This Agreement may be terminated prior to Closing:

(a) by written agreement of the Investors and the Company, a copy of which shall be provided to the Escrow Agent; and

(b) by the Company or an Investor (as to itself but no other Investor) upon written notice to the other, with a copy to the Escrow Agent, if the Closing shall not have taken place by 6:30 p.m. Eastern time on the Outside Date; provided, that the right to terminate this Agreement under this Section 6.5(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

In the event of a termination pursuant to Section 6.5(a) or 6.5(b), each Investor shall have the right to a return of up to its entire Investment Amount deposited with the Escrow Agent pursuant to Section 2.2(b)(i), without interest or deduction.  The Company covenants and agrees to cooperate with such Investor in obtaining the return of its Investment Amount, and shall not communicate any instructions to the contrary to the Escrow Agent.

In the event of a termination pursuant to this Section, the Company shall promptly notify all non-terminating Investors. Upon a termination in accordance with this Section 6.5, the Company and the terminating Investor(s) shall not have any further obligation or liability (including as arising from such termination) to the other and no Investor will have any liability to any other Investor under the Transaction Documents as a result therefrom.

6.6. Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.7. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors.  Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investors.”

6.8. No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7 (as to each Investor Party).

6.9. Arbitration.           Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled definitively and exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with said Rules.  The arbitration shall take place in New York, New York, United States of America.  The language to be used in the arbitral proceedings shall be English.  The arbitrator shall apply the law of the State of New York, United States of America, without regard for its principles of conflict of laws.  Judgment upon the award may be entered in any court having jurisdiction thereof.  If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

6.10. Survival.  The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.

6.11. Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.12. Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.13. Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.14. Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.  If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.15. Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16. Payment Set Aside.  To the extent that the Company makes a payment or payments to any Investor pursuant to any Transaction Document or an Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.17. Independent Nature of Investors’ Obligations and Rights.  The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document.  The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor.  Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.

Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents.  Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.  The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

6.18. Limitation of Liability.  Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor, and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such a Investor shall be personally liable for any liabilities of such Investor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreeqment to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA VALVES TECHNOLOGY, INC.
By:	______________________________
Name: Siping Fang
Title: Chief Executive Officer

CHINA FLUID EQUIPMENT HOLDINGS LIMITED
By:	______________________________
Name: Bin Li
Title: Director

HENAN TONGHAI FLUID EQUIPMENT CO., LTD.
By:	______________________________
Name: Changsheng Zhou
Title: Director

Only as to Sections 3.1 (bb) and 4.11 herein:
Make Good Pledgor
____________________________
Bin Li

Only as to Section 4.18 herein:
Chairman of China Valves Technology, Inc.
____________________________
Siping Fang

Only as to Section 4.20 herein:
WFOE Founder

____________________________
Changsheng Zhou

[Signature page to SPA for Company]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NAME OF INVESTOR
_________________________________________
By: Name: Title:
Investment Amount: $________________________ Tax ID No.: ________________________________
ADDRESS FOR NOTICE
c/o: ____________________________________________________

Street: ___________________________________________________

City/State/Zip: _____________________________________________

Attention: ________________________________________________

Tel: _____________________________________________________

Fax: _____________________________________________________
DELIVERY INSTRUCTIONS (if different from above)
c/o: _____________________________________________________

Street: ___________________________________________________

City/State/Zip: _____________________________________________

Attention: ________________________________________________

Tel: _____________________________________________________

[Signature page to SPA for Company]